UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Wyndham Hotels & Resorts, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Additional Information Regarding the

Annual Meeting of Stockholders of Wyndham Hotels & Resorts, Inc.

to be held on Tuesday, May 12, 2020

Change to Virtual Meeting Format

Wyndham Hotels & Resorts issued the following press release on April 22, 2020, which relates to its proxy statement dated March 31, 2020 (the “Proxy Statement”) that was made available to its stockholders in connection with the solicitation of proxies for use at the 2020 Annual Meeting of Stockholders to be held on Tuesday, May 12, 2020. This supplement is being filed with the Securities and Exchange Commission on April 22, 2020 as additional soliciting material and should be read in conjunction with the Proxy Statement.

WYNDHAM HOTELS & RESORTS TO HOST ITS

ANNUAL MEETING OF STOCKHOLDERS IN VIRTUAL FORMAT

PARSIPPANY, N.J., April 22, 2020 /PRNewswire/ -- Wyndham Hotels & Resorts, Inc. (NYSE: WH) announced today that, due to the evolving novel coronavirus (“COVID-19”) pandemic, and in an effort to protect the health and well-being of the Company’s stockholders and team members, the Company’s 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”) will be held in a virtual meeting format as a live audio webcast. Stockholders will not be able to attend the meeting in person. The date and time of the 2020 Annual Meeting remain unchanged. All eligible stockholders are encouraged to vote in advance of the meeting whether or not they plan to attend the meeting.

Virtual meeting date: Tuesday, May 12, 2020

Virtual meeting time: 11:30 a.m. Eastern Time

Virtual meeting link: www.virtualshareholdermeeting.com/WH2020

Stockholders of record at the close of business on March 17, 2020 may attend the meeting and vote their shares during the meeting at the virtual meeting link noted above. Stockholders will have the same opportunity to participate as they would at an in-person meeting, with the ability to vote and submit questions during the meeting in accordance with the rules of conduct posted on the meeting website.

Instructions to Access the Virtual Meeting. The 2020 Annual Meeting will begin promptly at 11:30 a.m. Eastern Time at www.virtualshareholdermeeting.com/WH2020. Stockholders will need their 16-digit control number to login to attend the meeting and vote or ask questions during the meeting. The control number can be found on the Notice of Internet Availability of Proxy Materials (“Notice”), proxy card or voting instruction form previously distributed.

Online access to the meeting will open 15 minutes prior to the start of the 2020 Annual Meeting to allow time for participants to login and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time.

Beneficial stockholders whose shares are registered in the name of a bank, broker or other nominee may need to obtain the information required to be able to participate in, and vote at, the meeting, including their control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance at the meeting, they should contact their broker, bank or other nominee who holds their shares.

Proxy Voting in Advance of the Annual Meeting. All eligible stockholders, whether or not they plan to attend the 2020 Annual Meeting, are encouraged to vote in advance of the meeting by Internet at www.proxyvote.com, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card. If a stockholder has already voted, there is no need to vote again. The Notice or, as applicable, proxy card or voting instruction form included with the previously distributed proxy materials will not be reissued and may continue to be used to vote in connection with the meeting. For additional information, please refer to the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 31, 2020 and the Company’s investor website, www.investor.wyndhamhotels.com under Investor Resources/Shareholder Services.

Technical Assistance. Support will be available 15 minutes prior to, and during, the 2020 Annual Meeting to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world's largest hotel franchising company, with approximately 9,300 hotels across approximately 90 countries on six continents. Through its network of over 831,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with approximately 400 properties under management. The Company's award-winning Wyndham Rewards loyalty program offers approximately 81 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of U.S. federal securities laws. These statements are made on the basis of our views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including the effects of COVID-19, restructuring or strategic initiatives; risks related to the acquisition of La Quinta and our relationship with CorePoint Lodging; risks related to the timing and amount of future share repurchases and dividends as well as the risks set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

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Contacts

Investors:	Media:
Matt Capuzzi	Dave DeCecco
Senior Vice President, Investor Relations	Group Vice President, Global Communications
973 753-6453	973 753-7474
ir@wyndham.com	WyndhamHotelsNews@wyndham.com